Omrix Biopharmaceuticals Provides Corporate Update, Including Preliminary Fourth Quarter 2007
Results and 2008 Product Sales Guidance

NEW YORK, February 5, 2008 — Omrix Biopharmaceuticals, Inc. (“Omrix” or the “Company”) (NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today provided a corporate update on its key businesses and products, preliminary unaudited revenues for the fourth quarter and year-ended December 31, 2007 and 2008 full year guidance.

2007 Preliminary Product Sales

Preliminary product sales for the fourth quarter 2007 were $17.5 million, up 11.5% when compared to $15.7 million reported for the same period in 2006. Preliminary total revenues for the fourth quarter 2007 amounted to $20.4 million, up 13.3% compared to $18.0 million reported for the same period in 2006. Fourth quarter 2006 product sales include $6.0 million from a contract with the UK government for the purchase of Vaccinia Immunoglobulin, or VIG

Preliminary product sales for fiscal 2007 were $51.9 million, up 45% when compared to $35.7 million reported in fiscal 2006, excluding $21.2 million of sales of VIG in 2006. Preliminary full-year product sales were above the Company’s previously announced guidance range of $46.0 million to $49.0 million.

Preliminary total revenues for fiscal 2007 were $61.5 million, up 45% when compared to $42.5 million reported in fiscal 2006, excluding $21.2 million of sales of VIG in 2006.

The following table sets forth product sales and total revenues for fiscal 2006 and 2007, both including and excluding sales of VIG.

	FY 2006	FY 2007
Product Sales	$56.9M	$51.9M

VIG Sales	$21.2M	$0.0

Product Sales (Ex-VIG)	$35.7M	$51.9M

Total Revenues	$63.8M	$61.5M

Total Revenues (Ex-VIG)	$42.5M	$61.5

The Company is in the process of completing the audit of its fourth quarter and full-year 2007 financial results and will announce the release of its complete financial results and host its earnings call on March 6, 2007.

Note on how to Compare 2007 to 2006 Financial Results

OMRIX records product sales from two business lines, biosurgery and passive immunotherapy. Product sales from biosurgery mainly represent sales of Evicel and Quixil, the Company’s fibrin sealants, as well as Evithrom, its Thrombin product. Product sales from immunotherapy represent sales of IVIG and HBIG, the Company’s passive immunotherapy and hyperimmune products. As part of the immunotherapy business strategy, the Company seeks to sell its biodefense hyperimmune product, VIG, for the treatment of complications related to the smallpox vaccination. As with all biodefense products, VIG sales are dependent on government contracts, and it is difficult to predict if and when a contract will be awarded and the size of such contract. In 2006, for example, OMRIX supplied VIG to the UK government and recorded total product sales of $21.2 million. In particular, fourth quarter 2006 revenues included $6.0 million of product sales from VIG. In contrast, financial results for the fourth quarter and twelve months ended December 31, 2007 do not include any product sales from VIG. Therefore, when comparing fourth quarter 2007 financial results to fourth quarter 2006 financial results it is important to note that VIG sales in 2006 had a significant, positive effect on product sales, gross margins, operating margins, net income and diluted earnings per share.

2008 Financial Outlook

The Company is projecting product sales for 2008 in the range of $64.0 million to $67.0 million, which represents expected annualized growth between 23% and 29% when compared with preliminary 2007 product revenues of $51.9 million. During 2008. OMRIX expects an increase in biosurgery sales of approximately 75% when compared to 2007.

The Company’s product sales guidance is based on the following key assumptions:

•	No product sales from VIG; and

•	Current biosurgery sales forecasts provided by Ethicon, Inc., a Johnson & Johnson Company.

Business Update

Fibrin Patch

The Fibrin Patch is being developed as a hemostat for the treatment of the full range of mild, moderate and severe intra-operative bleeding.  In particular, there are no present FDA-approved products, including no existing topical hemostats, approved for the severe bleeding indication. The Fibrin Patch technology, developed by Omrix and ETHICON to address this unmet need, represents new art, at the cutting edge of convergent technology.  As such, Omrix is actively working with the FDA to finalize the related clinical trial design, which is likely to be implemented on a staged basis.   It is expected that the pivotal clinical trial will be initiated in the second quarter of 2008, and Omrix anticipates receiving approval for one or more of the potential indications in the first half of 2010.

VIG

In September 2007, Omrix participated in a tender to supply Vaccinia Immunoglobulin (“VIG”) to the French government. The French government has not yet announced which bidding company will be awarded the tender. However, it is anticipated to announce its decision by the end of the first quarter 2008, While Omrix remains confident that it is a competitive bidder and believes that its VIG product has certain competitive advantages over other potential bidders, there can be no assurance that it will be awarded the tender. Therefore, because VIG sales are dependent on government contracts and it is difficult to predict if and when a contract will be awarded and the size of such contract, Omrix does not include potential sales of VIG in its product sales guidance.

Manufacturing Facilities

Omrix has had a long standing relationship with Magen David Adom in Israel under a lease and operation agreement under which Omrix leases a manufacturing facility that has been inspected by, among others, U.S., Canadian, Israeli and European regulators.  According to Eli Bin, General Manager of Magen David Adom, “The relationship between Omrix and Magen David Adom is valued and has been a successful collaboration between the parties on scientific and operational matters.  We look forward to having the opportunity to work with and maintain a relationship with Omrix for the foreseeable future.”  One example of the collaboration between Omrix and Magen David Adom is the development of WNIG to treat severe infection with the West Nile virus.

Omrix is also in the process of constructing an additional plant in Jerusalem for the manufacturing of biosurgial products. The new plant is scheduled to be completed by the end of 2008 and it is anticipated that, following validation and approval by the FDA and EMEA, it will be operational in by the end of 2009.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company developing, manufacturing and marketing protein-based biosurgery and passive immunotherapy products. Omrix’s biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. Omrix’s novel Fibrin Patch, a biological-device convergence product candidate, addresses an unmet medical need. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

The 2007 financial results contained in this news release are subject to finalization in connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2007. This news release also contains forward-looking statements, such as our preliminary 2007 product sales and guidance for 2007 and 2008 product sales. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 13, 2007, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

CONTACT:

Omrix Biopharmaceuticals, Inc.
Marc Droppert
Executive Vice-President
212-887-6500